Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Boyd Gaming Corporation on Form S-8 of our reports dated February 29, 2008, relating to the consolidated financial statements of Boyd Gaming Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption in 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, the adoption in 2006 of Statement of Financial Accounting Standards No. 123R, Share Based Payment, and the adoption in 2005 of Emerging Issues Task Force D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill), and the effectiveness of Boyd Gaming Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 3, 2008